EXHIBIT 21

SUBSIDIARIES OF M.D.C. HOLDINGS, INC.

Name	State of Organization	Doing Business As
Allegiant Insurance Company, Inc., A Risk Retention Group	Hawaii
American Home Insurance Agency, Inc.	Colorado	AHI Insurance Agency
American Home Title and Escrow Company	Colorado
HomeAmerican Mortgage Corporation	Colorado	Home American Mortgage Corporation
M.D.C. Land Corporation	Colorado	MDC Land Flight Operations Co. Richmond Developments Limited
RAH Aviation, LLC	Colorado
RAH of Florida, Inc.	Colorado
Richmond American Construction, Inc.	Delaware
Richmond American Homes Corporation	Colorado
Richmond American Homes of Arizona, Inc.	Delaware
Richmond American Homes of Colorado, Inc.	Delaware
Richmond American Homes of Florida, LP	Colorado
Richmond American Homes of Idaho, Inc. (formerly known as Richmond American Homes of Illinois, Inc.)	Colorado
Richmond American Homes of Maryland, Inc.	Maryland	Richmond American Homes of California, Inc.
Richmond American Homes of Nevada, Inc.	Colorado
Richmond American Homes of New Jersey, Inc.	Colorado
Richmond American Homes of Oregon, Inc.	Colorado
Richmond American Homes of Pennsylvania, Inc.	Colorado
Richmond American Homes of Utah, Inc.	Colorado
Richmond American Homes of Virginia, Inc.	Virginia
Richmond American Homes of Washington, Inc.	Colorado
Richmond American Homes Three, Inc.	Colorado
Richmond American Homes Four, Inc.	Colorado
Richmond American Homes Five, Inc.	Colorado
Richmond American Homes Six, Inc.	Colorado
Richmond American Homes Seven, Inc.	Colorado
Richmond Realty, Inc.	Colorado
Richmond Realty of Washington, Inc.	Colorado
StarAmerican Insurance Ltd.	Hawaii